Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of January 29, 2010 by and between SearchMedia Holdings Limited, a company incorporated and existing under the laws of the Cayman Islands (the “Company”), and Mr. Paul Conway, an individual (the “Executive”) and effective on the Effective Date (as hereinafter defined). The Company and all of its direct or indirect parent companies, subsidiaries, affiliates, or subsidiaries or affiliates of its parent companies are referred to collectively as the “SM Group.”

RECITALS

A. The Company desires to employ the Executive and to assure itself of the services of the Executive during the term of Employment (as defined below).

B. The Executive desires to be employed by the Company during the term of Employment and under the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1.	POSITION

The Executive hereby accepts a position of Chief Executive Officer (the “Employment”) of the Company.

2.	TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be three years, commencing on February 1, 2010 (the “Effective Date”), until February 1, 2013, unless terminated earlier pursuant to the terms of this Agreement. Upon expiration of the initial three-year term, the Employment shall be automatically extended for successive one-year terms unless either party gives the other party hereto written notice to terminate the Employment no less than 60 days, and no more than 120 days, prior to the expiration of such one-year term or unless terminated earlier pursuant to the terms of this Agreement.

3.	DUTIES AND RESPONSIBILITIES

The Executive’s duties at the Company will include all jobs assigned by the Board of Directors of the Company (the “Board”).

Prior to the first anniversary of this Agreement, Executive shall be appointed to the Company’s Board.

The Executive shall devote all of his working time, attention and skills to the performance of his duties at the Company and shall faithfully and diligently serve the Company in accordance with this Agreement and the guidelines, policies and procedures of the Company approved from time to time by the Company.

The Executive shall use his best efforts to perform his duties hereunder. The Executive shall not, without the prior written consent of the Board, become an employee or consultant of any entity other than the Company and/or any member of the SM Group, and shall not carry on or be interested in the business or entity that competes with that carried on by the SM Group (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Executive from holding any shares or other securities of any Competitor that is listed on any securities exchange or recognized securities market anywhere. The Executive shall notify the Company in writing of his interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

4.	NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound, except for agreements that are required to be entered into by and between the Executive and any member of the SM Group pursuant to applicable law of the jurisdiction where the Executive is based, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the SM Group, as the case may be.

5.	LOCATION

The Executive will be based in, and shall work from, Shanghai, China on a full time basis.

6.	COMPENSATION AND BENEFITS

(a)	Cash Compensation. The Executive’s cash compensation shall be provided by the Company pursuant to Schedule A-1 hereto, subject to annual review and adjustment by the Board. The Company and the Executive hereby agree that any of the Company’s subsidiaries’ or affiliated entities’ payment of the cash compensation payable for the applicable time period under its labor contract with the Executive shall constitute payment of part of the above cash compensation. The Executive’s entitlement to the aggregate cash compensation payable by the Company and any of the Company’s subsidiaries or affiliated entities shall not exceed the amount set out in Schedule A-1 hereto.

(b)	Equity Incentives. The Executive will be eligible to participate in any of the Company’s equity incentive plans as determined by the Board, consistent with the terms provided to the Company’s other senior officers. Subject to approval by the Company’s Board of Directors and the execution of a stock option agreement and restricted share agreement which will govern the terms and conditions of your equity incentive awards, you will receive the equity awards listed on Schedule A-2 (respectively, the “Initial Option Grant” and “Initial Restricted Stock Grant”). Following a Company Change of Control Transaction (as hereinafter defined), all unvested options and restricted shares granted pursuant to the Initial Option Grant and Initial Restricted Stock Grant shall vest upon the closing of the Change of Control Transaction.

(c)	Expatriate Benefits. The Executive shall be entitled to an annual expatriate benefit package of up to US$50,000 (the “Expatriate Benefit Package”), which shall include reimbursements for relocation to Shanghai, China for the Executive and his family, housing, private transportation in China, education for the Executive’s children and such other matters as the Compensation Committee of the Board reasonably approves in advance. Any expenses to be incurred or reimbursed pursuant to the Executive’s Expatriate Benefit Package shall be approved in advance by the Company’s Compensation Committee, or a designee of the Compensation Committee, prior to incurring such expenses. The Expatriate Benefit Package will be directly paid or reimbursed by the Company. If, within one year from the date of Executive’s relocation, Executive voluntarily terminates his employment with the Company for any reason other than by the Executive for Good Reason pursuant to Section 7(c) herein, Executive will be required to refund all funds expended by the Company related to the Expatriate Benefit Package to the Company within 30 days of his termination date.

(d)	Benefits. The Company will provide the Executive and his family with an international health insurance program (“International Health Insurance”). To the extent the cost of the International Health Insurance exceeds the cost of the standard health insurance plan for senior employees, the difference, up to a maximum of $10,000.00, shall be applied towards the Expatriate Benefit Package cap described in Section 6(c)(3). The Company will assist the Executive in obtaining International Health Insurance. In addition, the Executive and his family will be eligible to participate in any standard employee benefit plan of the Company, including any health insurance plan and annual holiday plan.

(e)	Legal Fees. Upon execution of this Agreement, the Company agrees to pay the legal fees incurred by the Executive in connection with this Agreement and Executive joining the Company, up to a maximum of $10,000.00. Such fees shall be payable within a reasonable time following the Company’s receipt of such bills, not to exceed 15 days.

(f)	Certain Definitions. For purposes of this Agreement, a Change of Control Transaction shall mean (1) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company other than to a Company Affiliate; (2) any consolidation or merger or other business combination of the Company with any other entity, other than a Company Affiliate, where the shareholders of the Company, immediately prior to the consolidation or merger or other business combination would not, immediately after the consolidation or merger or other business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of all of the outstanding securities of the entity issuing cash or securities in the consolidation or merger or other business combination (or its ultimate parent corporation, if any); or (3) the Board of the Company adopts a resolution to the effect that a “Change In Control” has occurred for purposes of this Agreement. Company Affiliate shall mean any affiliate of the Company, including without limitation, Phillip Frost, Frost Gamma Investments Trust, The Frost Group, LLC or any of their respective members or affiliates.

7.	TERMINATION OF THE AGREEMENT

(a)	By the Company with cause. The Company may terminate the Executive’s Employment for cause, at any time, without advance notice or remuneration, if (1) the Executive is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement, (2) the Executive has been grossly negligent or acted dishonestly to the material financial detriment of the Company, (3) the Executive has engaged in actions amounting to gross misconduct or failed to perform his duties hereunder and such failure continues after the Executive has been provided with written notice of such failure and is afforded a reasonable opportunity (of no less than 30 days) to cure such failure, (4) the Executive has died, or (5) the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

(b)	By the Company without cause. The Company may terminate the Executive’s Employment without cause, at any time, upon 60 days prior written notice to the Executive.

(c)	By the Executive for Good Reason. If there is a material and substantial reduction in the Executive’s existing authority and responsibilities, or the Executive’s compensation or benefits, or location of the Executive’s position, the Executive may resign upon one-month prior written notice to the Company during the first year after the Effective Date, or two-month prior written notice to the Company during any period after the first anniversary of the Effective Date. A resignation by Executive shall not constitute termination for Good Reason unless (i) there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive and (ii) the Executive’s termination of employment occurs within 30 days of the occurrence of an event of Good Reason.

(d)	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

(e)	Remuneration upon Termination. Upon the Company’s termination of the Employment without cause pursuant to Section 7(b) above or the Executive’s resignation for good reason pursuant to Section 7(c) above and upon the execution of a general release agreement in a form reasonably acceptable to the Company, the Company will provide remuneration to the Executive as follows: (1) if such termination or resignation becomes effective during the first year after the Effective Date, the Company will provide the Executive with severance pay equal to six months base salary of the Executive; (2) if such termination or resignation becomes effective during any period after the first anniversary of the Effective Date and before the second anniversary of the Effective Date, the Company will provide the Executive with severance pay equal to nine months base salary of the Executive; (3) if such termination or resignation becomes effective during any period after the second anniversary of the Effective Date, the Company will provide the Executive with a severance pay equal to 12 months base salary of the Executive; (4) the Company will vest any options of the Initial Option Grant that would have vested during the applicable severance period, (5) if such termination or resignation becomes effective during any period after the first anniversary of the Effective Date and before the second anniversary of the Effective Date, the Company will vest 33,333 shares of restricted stock from the Initial Restricted Stock Grant, and (6) if such termination or resignation becomes effective during any period after the second anniversary of the Effective Date and before the third anniversary of the Effective Date, the Company will vest a total of 66,666 shares of restricted stock from the Initial Restricted Stock Grant. Except for the foregoing, the Executive shall not be entitled to any severance payments or benefits upon the termination of the Employment for any reason, unless otherwise agreed to by the Company. Any payments made pursuant to Section 7(e)(1-3) shall be paid in accordance with the Company’s normal payroll cycles in effect on the termination or resignation date.

(f)	Termination by Executive for No Reason. The Executive may terminate his Employment for any reason, at any time, upon 90 days prior written notice to the Company.

8.	CONFIDENTIALITY AND NONDISCLOSURE

(a)	Confidentiality and Non-disclosure. In the course of the Executive’s services, the Executive may have access to the Company and/or the Company’s client’s and/or prospective client’s trade secrets and confidential information, including but not limited to those embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles, pertaining to the Company and/or the Company’s client’s and/or prospective client’s business. All such trade secrets and confidential information are considered confidential. All materials containing any such trade secret and confidential information are the property of the Company and/or the Company’s client and/or prospective client, and shall be returned to the Company and/or the Company’s client and/or prospective client upon expiration or earlier termination of this Agreement. The Executive shall not directly or indirectly disclose or use any such trade secret or confidential information, except as required in the performance of the Executive’s duties in connection with the Employment, or pursuant to applicable law.

(b)	Trade Secrets. During and after the Employment, the Executive shall hold the Trade Secrets in strict confidence; the Executive shall not disclose these Trade Secrets to anyone except other employees of the Company who have a need to know the Trade Secrets in connection with the Company’s business. The Executive shall not use the Trade Secrets other than for the benefits of the Company.

“Trade Secrets” means information deemed confidential by the Company, treated by the Company or which the Executive know or ought reasonably to have known to be confidential, and trade secrets, including without limitation designs, processes, pricing policies, methods, inventions, conceptions, technology, technical data, financial information, corporate structure and know-how, relating to the business and affairs of the Company and its subsidiaries, affiliates and business associates, whether embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles. Trade Secrets do not include information generally known or released to public domain through no fault of the Executive.

(c)	Former Employer Information. The Executive agrees that he has not and will not, during the term of his employment improperly use or disclose any proprietary information or trade secrets of any former employer, unless the former employer has been acquired by the Company, or other person or entity with which the Executive has an agreement to keep in confidence information acquired by Executive, if any. The Executive will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Executive recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Company and such third parties, during the Executive’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 8 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 8, the Company shall have right to seek any and all remedies at law or in equity.

9.	NON-COMPETITION AND NON-SOLICITATION

(a) In consideration of the base salary provided to the Executive by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto, the Executive agrees that during the term of the Employment and for a period of one year following the termination of the Employment for whatever reason:

(i) The Executive will not approach clients, customers or contacts of the Company or other persons or entities introduced to the Executive in the Executive’s capacity as a representative of the Company for the purposes of doing business with such persons or entities which will harm the business relationship between the Company and such persons and/or entities;

(ii) unless expressly consented to by the Company, the Executive will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at or after the date of such termination, or in the year preceding such termination.

(b) In consideration of the base salary provided to the Executive by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto, the Executive agrees that during the term of the Employment and for a period of one year thereafter (except in the event of a Termination by the Company without cause pursuant to Section 7(b) or in the event of a Termination by the Executive for Good Reason pursuant to Section 7(c)), following the termination of the Employment for whatever reason, unless expressly consented to by the Company, the Executive will not assume employment with or provide services for any Competitor, or engage, whether as principal, partner, licensor or otherwise, in any Competitor.

(c) In consideration of the base salary provided to the Executive by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto, the Executive agrees that in the event of a Termination by the Company without cause pursuant to Section 7(b) or in the event of a Termination by the Executive for Good Reason pursuant to Section 7(c), then during the term of the Employment and for the period of the duration of the severance pay described in Section 7(e)(1), Section 7(e)(2) or Section 7(e)(3), as appropriate, unless expressly consented to by the Company, the Executive will not assume employment with or provide services for any Competitor, or engage, whether as principal, partner, licensor or otherwise, in any Competitor.

The provisions contained in this Section 9 are considered reasonable by the Executive and the Company. In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 9 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 9, the Executive acknowledges that there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company shall have right to seek any and all remedies permissible at law or in equity.

10.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the SM Group without such consent, and (ii) in the event of a Change-of-Control Transaction of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

11.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

12.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law of the State of New York, U.S.A. Any dispute or claim arising out of or related to this Agreement shall be brought only in a court of competent jurisdiction located in the state, county and city of New York. The parties hereto waive any objection to venue and jurisdiction of that forum.

13.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

14.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

15.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

17.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that such party has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

18.	LANGUAGE

This Agreement is prepared and executed in English.

19.	CODE SECTIONS 409A.

(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).

(b) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount payable under Section 7(e) (“Remuneration upon Termination”) that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code, such amount will not be payable to the Executive by reason of such circumstance unless (i) such termination of employment meets any definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. If this provision prevents the payment of any amount, such payment shall be made on the date on which an event occurs that constitutes a Section 409A-compliant “separation from service” or such later date as may be required by subsection (c) below.

(c) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable under this Agreement by reason of the Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within 30 days after the Executive’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment schedule for any remaining payments will resume at the end of the Required Delay Period.

(iii) in the case of any such delayed payment, the Company shall pay interest on the deferred amount at 100% of the short-term applicable federal rate as in effect for the month in which the date of termination occurred.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder: provided, however, that the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

(d) Treatment of Installment Payments. Each payment of severance benefits under Section 7(e) of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(e) Timing of Release of Claims. With respect to the requirement in Section 7(e) of this agreement where payment is conditioned on the Executive’s execution and non-revocation of a general release, such release, must be executed, and all revocation periods shall have expired, within 60 days after the date of termination of the Executive’s employment and (i) if the payment would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise, then the Company may elect to commence payment at any time during such 60-day period or (ii) if the payment would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code, then payment will commence on the 61st day following termination of employment.

(f) Timing of Reimbursements and In-kind Benefits. If the Executive is entitled to be paid or reimbursed for any taxable expenses under Sections 6(c), 6(d), or 6(e) and such payments or reimbursements are includible in the Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of the Executive to reimbursement of expenses under Sections 6(c), 6(d), or 6(e) shall be subject to liquidation or exchange for another benefit.

(g) Timing of Discretionary Bonus. Any discretionary bonus that may be payable to the Executive pursuant to Schedule A-1 shall be paid after the end of the calendar year for which the bonus is earned and shall be paid no later than December 31 of the calendar year following the calendar year in which the bonus is earned.

20. Compliance with Internal Revenue Code Section 409A and 457A. This Agreement is intended to comply with the requirements of Internal Revenue Code (the “Code”) Section 409A and 457A, as applicable, and the corresponding regulations and related guidance, and shall be interpreted and administered in accordance with Section 409A and Section 457A, to the extent such sections apply. To the extent Section 409A and/or Section 457A applies, the parties agree to work together to ensure any payments pursuant to Section 7(e) of this Agreement or any other payment or benefits provided under this Agreement that constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code comply with Section 409A and Section 457A, as applicable.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

SEARCHMEDIA HOLDINGS LIMITED

By: /s/ Robert Fried
Name: Robert Fried
Title: Co-Chairman of the Board

EXECUTIVE

By: /s. Paul Conway
Name: Paul Conway

Schedule A-1

Cash Compensation

	Amount	Pay Period
Base Salary	US $250,000 annually, subject to applicable withholding and other taxes	Payable in 12 equal monthly installments for each calendar year
Bonus	Discretionary as approved by the Board of Directors.	As determined by the Board of Directors

Schedule A-2
Initial Equity Award

Stock Options:

Subject to the approval of the Company’s Board of Directors, Executive will be granted an option to purchase 250,000 shares of the Company’s common stock pursuant to the Amended and Restated 2008 Share Incentive Plan. This award will vest 83,333 shares on the one year anniversary of the date of grant, 83,333 shares on the second anniversary on the date of grant and 83,334 on the third anniversary of the date of grant and which will subject to the terms and conditions contained in a stock option agreement to be entered into by you and the Company prior to the grant. The exercise price per share will be equal to the closing price of the Company’s common stock on the date the option is granted. Following any Change of Control Transaction, all unvested options in this grant will vest upon the closing of the Change of Control Transaction. The number of options will be adjusted for stock splits, recapitalizations, stock dividends, mergers and other corporate events that occur after the date of this Agreement. The option exercise period will be ten (10) years.

Restricted Shares:

Subject to the approval of the Company’s Board of Directors, Executive will be granted 100,000 Restricted Shares pursuant to the Amended and Restated 2008 Share Incentive Plan which shall vest three years from the date of grant, except as noted herein. Following any Change of Control Transaction, any unvested Restricted Shares vest upon the closing of the Change of Control Transaction. The number of Restricted Shares will be adjusted for stock splits, recapitalizations, stock dividends, mergers and other corporate events that occur after the date of this Agreement.